                                                                        Exhibit Q1 (e)

INVESTMENT ADVISORY AGREEMENT

DREYFUS STOCK FUNDS

August 1, 2007

Amended as of January 31, 2018

BNY Mellon Asset Management North America Corporation
BNY Mellon Center
One Boston Place
Boston, Massachusetts 02108

Ladies and Gentlemen:

The above-named investment company (the "Fund") consisting of the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Series"), herewith confirms its agreement with you as follows:

The Fund desires to employ the Series' capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in in the relevant Series' Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund's Board.  The Fund desires to employ you to act as investment adviser to each Series.

In this connection it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement.  Such person or persons may be officers or employees who are employed by both you and the Fund.  The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Fund's behalf in any such respect.  You shall for all purposes herein be deemed an independent contractor and shall, unless expressly otherwise provided, have no authority to act for or represent the Series in any way nor shall you otherwise be deemed an agent of the Series.

At your expense, you will furnish continuously an investment program for each Series, will determine, in accordance with such Series' investment objectives and policies as stated in the Series' Prospectus and its Statement of Additional Information as from time to time in effect, and subject to the overall supervision and review of the Fund's Board, what investments shall be purchased, held, sold or exchanged by the Series and what portion, if any, of the assets of the Series will be held uninvested, and shall, on behalf of the Fund, make changes in the investments of the Series.  You, and any of your affiliates, shall be free to render similar services to other investment companies and other clients and to engage in other activities, so long as the services rendered hereunder are not impaired.

You shall exercise your best judgment in rendering the services to be provided to the Fund hereunder and the Fund agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by a Series in connection with any investment policy or the purchase, sale or retention of any securities on your recommendation, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Fund or a Series or to the Series' security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

In consideration of services rendered pursuant to this Agreement, the Fund will pay you on the first business day of each month a fee at the rate set forth opposite each Series' name on Schedule 1 hereto.  Net asset value shall be computed on such days and at such time or times as described in the Series' then-current Prospectus and then-current Statement of Additional Information.  The fee for the period from the date of the commencement of the public sale of a Series' shares to the end of the month during which such sale shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

For the purpose of determining fees payable to you, the value of each Series' net assets shall be computed in the manner specified in the Fund's charter documents for the computation of the value of each Series' net assets.

You will bear all expenses in connection with the performance of your services under this Agreement.  All other expenses to be incurred in the operation of the Fund will be borne by the Fund, except to the extent specifically assumed by you or the Fund's administrator.  The expenses to be borne by the Fund include, without limitation, the following:  organizational costs, taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members who are not your officers, directors or employees or holders of 5% or more of your outstanding voting securities, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory fees, administration fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Fund's existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders' reports and meetings, and any extraordinary expenses.

As to each Series, this Agreement shall continue until the date set forth opposite such Series' name on Schedule 1 hereto (the "Reapproval Date") and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Series' name on Schedule 1 hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (i) the Fund's Board or (ii) vote of a majority (as defined in the Investment Company Act of 1940) of such Series' outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund's Board members who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.  As to each Series, this Agreement is terminable without penalty, on 60 days' notice, by the Fund's Board or by vote of holders of a majority of such Series' shares or by you.  This Agreement also will terminate automatically, as to the relevant Series, in the event of its assignment (as defined in said Act).

It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the Board members, interestholders, nominees, officers, agents or employees of the Fund, personally, but shall bind only the trust property of the Fund as provided in the Amended and Restated Agreement and Declaration of Trust of the Fund.  The execution and delivery of this Agreement have been authorized by the Board members of the Fund and this Agreement has been signed by an authorized officer of the Fund, acting as such, and neither such authorization by such Board members nor such execution and delivery by such officer shall be deemed to have been made by any of them, but shall bind only the trust property of the Fund as provided in the Amended and Restated Agreement and Declaration of Trust.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

DREYFUS STOCK FUNDS

By: /s/ James Bitetto Name: James Bitetto Title: Secretary
Accepted:

BNY Mellon asset management North America Corporation

By: /s/ Des MacIntyre Name: Des MacIntyre Title: CEO

SCHEDULE 1

Name of Series	Annual Fee as a Percentage of Average Daily Net Assets	Reapproval Date	Reapproval Day

Dreyfus International Equity Fund	*	November 30, 2018	November 30th

*       0.80% of the Series' average daily net assets up to $500 million, 0.75% of the next $500 million of such assets, 0.70% of the next $500 million of such assets, 0.60% of the next $500 million of such assets, and 0.50% of the Series' average daily net assets in excess of $2 billion.